Exhibit 99.1

Coty Agrees to Sell Partial Stake in Wella to KKR at a 50% Valuation Premium Versus Initial Wella Sale in Exchange for Approximately Half of the Preferred Coty Shares Owned by KKR

Transaction Further Simplifies Coty’s Capital Structure by Reducing

KKR’s As-Converted Ownership of Coty to 5.2%

Coty Will Continue to Own 30.6% of Wella, With a $1.38B Implied Value for the Retained Stake

NEW YORK -- October 1, 2021 -- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced a definitive agreement to sell an approximate 9% stake in Wella to KKR in exchange for the redemption of approximately half of KKR’s remaining convertible preferred shares in Coty, reducing its total shareholding in the professional beauty company to approximately 30.6%. The transaction reflects a 50% appreciation in Wella’s value since the closing of Coty’s 60% sale of Wella to KKR in December 2020, coinciding with the re-opening of global hair salons and the positive momentum in the Wella business.

As consideration for KKR’s purchase of shares in Wella from Coty, Coty will redeem approximately half of KKR’s outstanding convertible preferred shares and accrued dividends, or the equivalent of approximately 47 million shares of the Company’s common stock, for approximately 9% of Wella held by Coty in a transaction valued at approximately $426.5 million. Upon completion of the transaction, KKR will reduce its ownership to the equivalent of about 45 million Coty Class A shares, representing an approximate 5.2% stake in Coty.

The transaction will simplify Coty’s capital structure and result in an additional approximately $26 million in annual dividend cash savings, totaling $52 million in annual cash savings when combined with the KKR secondary share offering that closed in September. The deal will have additional accretive benefits to Coty through the reduction of its diluted share count. The implied value of Coty’s remaining approximate 30.6% stake in Wella is approximately $1.38 billion, compared to the $1.26 billion book value of its 40% stake as of June 30, 2021.

Sue Y. Nabi, Coty’s Chief Executive Officer, stated, “Our strategy for unlocking value expansion in Coty has remained consistent, anchored on three key objectives: accelerating our sales and profit growth, deleveraging our balance sheet, and simplifying our capital structure. Today’s announcement is a great step in advancing our balance sheet and capital structure objectives. With freed funds to drive growth and deleveraging, it is another milestone in transforming Coty into a beauty powerhouse.”

“The value of Wella has increased significantly since we undertook our partial divestment in 2020 and KKR became our strategic partner in the Wella business. Today’s announcement is a testament of our initial investment strategy of capitalizing on the expected increase in Wella’s value over time to further our dual agenda of deleveraging and simplifying Coty’s capital structure, with the added benefits of improving our cash flow and driving EPS accretion,” said Laurent Mercier, Coty’s Chief Financial Officer. “Our remaining stake in Wella remains a key financial asset for Coty, which we expect to bring further value over time.”

Johannes Huth, KKR Partner and Head of KKR’s EMEA operations, said: “The agreement we have reached with Coty enables each party to recognize the significant value and growth created in each of the two businesses over the past year, while allowing KKR to increase its interest in Wella, which is our focus. We continue to see meaningful opportunities to accelerate growth at both Wella and Coty and look forward to our enduring collaboration.”

The transaction is expected to close in the second quarter of Coty’s FY22.

About Coty Inc.

Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, and skin and body care. Coty is the global leader in fragrance and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

For more information, please contact:

Investor Relations

Olga Levinzon

212-389-7733

Olga_Levinzon@cotyinc.com

Media

Antonia Werther

+31 621 394495917-754-8399

Antonia_Werther@cotyinc.com